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                        COMMERCIAL FEDERAL CORPORATION                EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

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

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARES:
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                                                                 Three Months Ended                 Nine Months Ended
                                                                      March 31,                         March 31,
                                                             ----------------------------     ----------------------------
                                                                   1996            1995             1996            1995
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
Net income................................................    $  16,353,812   $  15,032,749    $  39,461,920   $  18,481,642
                                                              -------------   -------------    -------------   -------------
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PRIMARY:
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Weighted average common shares outstanding................      14,822,892      14,197,380        14,475,583      14,172,143
Add shares applicable to stock options
    using average market price............................         211,795         203,974           226,008         225,589
                                                              ------------   -------------     -------------   -------------
Total average common and common equivalent
    shares outstanding....................................      15,034,687      14,401,354        14,701,591      14,397,732
                                                              ------------   -------------     -------------   -------------
Net income per common and common equivalent share.........    $       1.09   $        1.04     $        2.68   $        1.28
                                                              ------------   -------------     -------------   -------------
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FULLY DILUTED (1):

Weighted average common shares outstanding................      14,822,892      14,197,380        14,475,583      14,172,143
Add shares applicable to stock options
    using the period-end market price
    if higher than average market price
    and other dilutive factors............................         215,001         214,268           232,876         229,021
                                                              ------------   -------------     -------------   -------------
Total average common and common equivalent
    shares outstanding assuming full dilution.............      15,037,893      14,411,648        14,708,459      14,401,164
                                                              ------------   -------------     -------------   -------------
Net income per common share assuming full dilution........    $       1.09   $        1.04     $        2.68   $        1.28
                                                              ------------   -------------     -------------   -------------
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(1)  This calculation is submitted in accordance with Regulation S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB
     Opinion No. 15 because it results in dilution of less than 3%.
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